Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Fidelity Southern Corporation for the registration of 48,200 shares of its preferred stock and to the incorporation by reference therein of our reports dated March 27, 2012, with respect to the consolidated financial statements of Fidelity Southern Corporation, and the effectiveness of internal control over financial reporting of Fidelity Southern Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 25, 2012